Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

StandardAero, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	69,000,000(1)	$23.00	$1,587,000,000(2)	0.00014760	$234,241.20

Fees Previously Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	53,475,000	$23.00	$1,229,925,000(2)	0.00014760	$181,536.93

	Total Offering Amounts					$1,587,000,000		$234,241.20

	Total Fees Previously Paid							$181,536.93(3)

	Total Fee Offsets							—

	Net Fee Due							$52,704.27

(1)

Includes 53,250,000 shares of common stock offered by us, 6,750,000 shares of common stock offered by the selling stockholders, and 9,000,000 shares of common stock that the underwriters have the option to purchase from the selling stockholders.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)

The Registrant previously paid registration fees of (a) $14,760.00 in connection with the initial filing of this Registration Statement on Form S-1 on September 6, 2024 and (b) $166,776.93 in connection with the filing of Amendment No. 2 to this Registration Statement on Form S-1 on September 23, 2024.